Exhibit 99.(a)(ii)

AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

CALAMOS ETF TRUST

This Amended and Restated Certificate of Trust of CALAMOS ETF TRUST (the “Trust”) is being duly executed and filed by the undersigned, as a trustee of the Trust, pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”), to amend and restate the Certificate of Trust of the Trust filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on June 17, 2013, as amended and restated by the Amended and Restated Certificate of Trust as filed in the State Office on January 17, 2014.

1.        Name. The name of the statutory trust is CALAMOS ETF TRUST.

2.       Registered Office and Registered Agent. The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.        Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

4.        Series Trust. Notice is hereby given that, pursuant to Section 3804 of the Act, the Trust has or may establish one or more designated series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.        Original Certificate of Trust. The date of the filing of the original Certificate of Trust of the Trust in the State Office was June 17, 2013. An Amended and Restated Certificate of Trust of the Trust was filed in the State Office on January 17, 2014.

6.         Effective Date. This Certificate of Trust shall be effective immediately upon filing in the State Office.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Amended and Restated Certificate of Trust in accordance with the Act.

/s/ John P. Calamos, Sr.
Name: John P. Calamos, Sr.
as Trustee and not individually